Exhibit 99.1

Contacts: Investor Relations InvestorRelations@uscentury.com Martha Guerra-Kattou (305) 715-5141 MGuerra@uscentury.com

USCB FINANCIAL HOLDINGS, INC. ANNOUNCES

RETIREMENT OF CHIEF CREDIT OFFICER, BENIGNO PAZOS;

ANNOUNCES THE DEPARTURE OF JAY SHEHADEH, GENERAL

COUNSEL; PROMOTES MARICARMEN LOGROÑO TO CHIEF RISK

OFFICER

MIAMI – November 2, 2023 – USCB Financial Holdings, Inc. (the “Company”) (NASDAQ: USCB), the holding company for U.S. Century Bank (the “Bank”), announced today key transitions and promotion of new chief risk and compliance officer.

Benigno “Ben” Pazos, CPA, Executive Vice President and Chief Credit Officer, will be retiring effective December 31, 2023. Pazos joined the Bank in 2015 and has been instrumental in the Bank’s growth and expansion over the last eight years.

“Ben’s contribution to the dynamic growth and success of U.S. Century Bank cannot be overstated,” said Luis de la Aguilera, Chairman, President, and CEO. “While he will be sorely missed, his legacy will continue to inspire us all.”

The Company expects to announce Ben’s successor shortly.

Jalal “Jay” Shehadeh, Executive Vice President and General Counsel, has decided to leave the Company to pursue personal opportunities. He will remain in his position until December 31, 2023. After his departure, he is expected to continue his relationship with the Bank through his law firm, Shehadeh Giannamore, PLLC.

“Jay has been a valued member of the team for the past ten years and played a key role in taking our Bank public in 2021. On behalf of the Company and the Bank, I want to extend a heartfelt thanks to both Ben and Jay for their outstanding contributions to the Bank and wish them the very best in their future endeavors,” added de la Aguilera.

Maricarmen Logroño, currently Senior Vice President and Director of Enterprise Risk Management, has been named Executive Vice President, Chief Risk Officer. She will lead the newly combined risk management and compliance divisions. She has more than 20 years of experience in banking risk management covering financial, credit, and operational risk, as well as regulatory compliance.

"Maricarmen has been invaluable in leading our risk management efforts within today’s complex regulatory environment,” said de la Aguilera. "We are confident her leadership will further strengthen the Bank’s risk management philosophy and culture.”

Logroño will work closely with the executive management team in her new role to provide risk management and compliance oversight for the Company and the Bank, and will support the execution of the Bank's strategic plan. Since joining the Bank in 2014, she has collaborated with the Compliance Department as an advisor and has led numerous cross-functional task forces and joint strategic initiatives to manage risk. Most recently, she assumed interim duties as Chief Compliance Officer in July.

She graduated from the University of Puerto Rico with a bachelor’s degree in business administration and a Master of Business Administration (MBA).

About USCB Financial Holdings, Inc.
USCB Financial Holdings, Inc. is the bank holding company for U.S. Century Bank. Established in 2002, U.S. Century Bank is one of the largest community banks headquartered in Miami, and one of the largest community banks in the state of Florida. U.S. Century Bank is rated 5-Stars by BauerFinancial, the nation’s leading independent bank rating firm. U.S. Century Bank offers customers a wide range of financial products and services and supports numerous community organizations, including the Greater Miami Chamber of Commerce, the South Florida Hispanic Chamber of Commerce, and ChamberSouth. For more information or to find a banking center near you, please call (305) 715-5200 or visit www.uscentury.com.

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